EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated March 7, 2007 with respect to the consolidated financial statements and schedule of Apple Hospitality Five, Inc. in Annex E (Financial Statements Required by Article 15 of the Virginia Stock Corporation Act) to the preliminary proxy statement of Apple Hospitality Five, Inc. to be filed in connection with the merger transaction with Inland American Real Estate Trust, Inc and to the incorporation by reference of such report in the Registration Statement and in the related prospectus of Apple Hospitality Five, Inc., as listed below.

Registration Statement No.	Description
333-115093	Form S-3D, pertaining to the Company’s Dividend Reinvestment and Share Purchase Plan

/s/ ERNST & YOUNG LLP

Richmond, Virginia

July 31, 2007